EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan of Cantel Medical Corp. of our reports dated September 25, 2020, with respect to the consolidated financial statements and schedule of Cantel Medical Corp. and the effectiveness of internal control over financial reporting of Cantel Medical Corp. included in its Annual Report (Form 10-K) for the year ended July 31, 2020, filed with the Securities and Exchange Commission.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
January 5, 2021